Exhibit 23.3

Hebron Technology Co., Ltd.

c/o Zhejiang Xibolun Automation Project Technology Co., Ltd.,

No. 587-A 15th Road, 3rd Av., Binhai Ind. Park,

Economic & Technology Development Zone,

Wenzhou, Zhejiang Province,

People’s Republic of China

325000

Dear Sirs,

Re: Consent of Hastings & Co.

We understand that Hebron Technology Co., Ltd. (the “Company”) plans to file a registration statement on Form F-1 (the “Registration Statement”) with the United States Securities and Exchange Commission (the “SEC”) in connection with its proposed initial public offering (the “Proposed IPO”).

We hereby consent to:

(i)	the inclusion of references to our name and opinion in the form and context as set out in the schedule attached hereto in page 91 of the Registration Statement; and

(ii)	the filing of our this consent letter as an exhibit to the Registration Statement.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Yours faithfully,

HASTINGS & CO.

EF/cas

SCHEDULE

“Hastings & Co., our counsel as to Hong Kong law, has advised us the general enforceability in Hong Kong of a civil judgment pronounced by a court of the United States (“US Judgment”). There are 2 avenues for enforcing a foreign judgment in Hong Kong, namely statute and common law. The statutory regime is available only to judgments given in the superior courts of various countries as specified under Schedules 1 and 2 of the Foreign Judgments (Reciprocal Enforcement) Order. The United States is not among those countries. The only available channel for enforcement of a US judgment in Hong Kong is therefore under the common law. In Hong Kong, a foreign judgment for a monetary sum is enforceable at common law if the following criteria are met:

(a)	It is a judgment in personam.
(b)	It must be for a liquidated sum of money.
(c)	It must be final and conclusive in accordance with the laws applicable in the foreign court.
(d)	The foreign court must have had the requisite jurisdiction to adjudicate upon the cause or matter that gave rise to the judgment.
(e)	It must not be impeachable according to the common law rules on conflict of laws in Hong Kong. Impeachable foreign judgments commonly include those which are of a penal or revenue nature, those which are obtained by fraud or in the proceedings conducted against natural justice, and those enforcement of which would be contrary to public policy.

If the above common law criteria are satisfied, the claimant may bring a civil action in Hong Kong against the defendant to recover the liquidated sum under the US Judgment as a debt. Upon obtaining a judgment in Hong Kong, the claimant may proceed to enforce the Hong Kong judgment against the defendant.”